Exhibit 24

JOINT FILER INFORMATION

NAME:	Frost Gamma Investments Trust
ADDRESS:	4400 Biscayne Blvd

Miami, FL 33137

Designated Filer:	Phillip Frost, M.D.

Issuer and Ticker Symbol:	Passport Potash, Inc. (PPI)

Date of Event Requiring

Statement:	February 6, 2014

FROST GAMMA INVESTMENTS TRUST

by:	/s/ Phillip Frost

Phillip Frost, M.D., Trustee